UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[   ] Preliminary Information Statement
[X] Definitive Information Statement
[   ] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

True Drinks Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:
(2)   Aggregate number of securities to which transaction applies:
(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)   Proposed maximum aggregate value of transaction:
(5)   Total fee paid:

[   ] Fee previously paid with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
(2)   Form, Schedule or Registration Statement No.:
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(4)   Date Filed:

18553 MacArthur Blvd., Suite 325
Irvine, California 92612
Tel. (949) 203-3500
Fax (949) 825-5995

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
A MAJORITY OF THE OUTSTANDING VOTING STOCK OF TRUE DRINKS HOLDINGS, INC.

December 8, 2015

Dear True Drinks Holdings, Inc. Stockholder:

The enclosed Information Statement is being distributed to the holders of record of common stock, par value $0.001 per share (“Common Stock”), Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Convertible Preferred Stock (“Series C Preferred”) of True Drinks Holdings, Inc., a Nevada corporation (the “Company” or “we”), as of the close of business on November 25, 2015 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent by the holders of a majority of our outstanding voting stock. The enclosed Information Statement shall be considered the notice required under Section 78.370 of the Nevada Revised Statues.

The following action was authorized by written consent of a majority of our outstanding voting stock (the “Written Consent”):

•
Approval of an amendment to the Company’s Articles of Incorporation (the “Amendment”) to increase the total number of shares of Common Stock authorized thereunder from 200.0 million shares to 300.0 million.

The Written Consent constitutes the only stockholder approval required under the Nevada Revised Statues, our Articles of Incorporation and Bylaws to approve the Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The Amendment, as approved by the Written Consent, will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN, PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: The Information Statement is available at: http://www.truedrinks.com. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: 18553 MacArthur Blvd., Suite 325, Irvine, California 92612, Attention: Chief Financial Officer.

By order of the Board of Directors,

Lance Leonard
Chief Executive Officer and Director

18553 MacArthur Blvd., Suite 325
Irvine, California 92612
Tel. (949) 203-3500
Fax (949) 825-5995
_____________________________________________________________________________________________

INFORMATION STATEMENT
_____________________________________________________________________________________________

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

INTRODUCTION

This Information Statement advises stockholders of the approval by the Company’s Board of Directors, and by written consent of the holders a majority of the Company’s voting stock, of an amendment to the Company’s Articles of Incorporation (the “Amendment”) to increase the total number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), authorized for issuance thereunder from 200.0 million shares to 300.0 million shares. A copy of the Amendment is attached to this Information Statement as Appendix A.

The increase of the Company’s authorized shares of Common Stock will become effective upon the filing of the Amendment with the Secretary of State of Nevada, which filing will occur no less than 20 days after the date this Information Statement to first mailed to or otherwise delivered to our stockholders.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Accordingly, approval of the Amendment required the affirmative vote or written consent of a majority of the issued and outstanding shares of our Common Stock, Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Convertible Preferred Stock (“Series C Preferred”). On the Record Date, the Company had 106,352,235 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, 1,342,870 shares of Series B Preferred issued and outstanding with the holders thereof being entitled to cast 16 votes for every share of Series B Preferred held, and 44,073 shares of Series C Preferred issued and outstanding with the holders thereof being entitled to cast approximately 666.67 votes for every share of Series C Preferred held.

Our Board of Directors unanimously adopted resolutions approving the Amendment on November 4, 2015, subject to stockholder approval, and on November 17, 2015, we received written consents approving the Amendment from holders of our Common Stock, Series B Preferred and Series C Preferred holding shares equal to approximately 51.9% of our outstanding voting class as of that date.

Accordingly, we have obtained all corporate approval required for the Amendment. We are not seeking written consent of the Amendment from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the Amendment. This Information Statement is furnished solely for the purposes of advising stockholders of the action approved by written consent and giving stockholders notice of the Amendment and forthcoming increase of our authorized Common Stock, as required by the Nevada Revised Statutes and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As the Amendment was approved by written consent of the holders a majority of the Company’s voting stock, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

The Company’s authorized capital stock currently consists of 200.0 million shares of Common Stock, and 5.0 million shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 2.75 million shares have been designated as Series B Preferred and 150,000 shares have been designated as Series C Preferred. Based on the number of shares, options, warrants and convertible notes outstanding as of November 25, 2015, there were: (i) 106,352,235 outstanding shares of Common Stock; (ii) 1,342,870 shares of Series B Preferred convertible into approximately 21.5 million shares of Common Stock; (iii) 44,073 shares of Series C Preferred convertible into approximately 29.3 million shares of Common Stock; (iv) approximately 17.1 million shares of Common Stock reserved for issuance as restricted stock awards under our 2013 Stock Incentive Plan; and (v) outstanding warrants to purchase approximately 61.3 million shares of Common Stock. As a result, there are approximately 235.7 million shares issued and outstanding, assuming conversion and exercise of all outstanding derivative securities.

Common Stock

As of November 25, 2015, there were 106,352,235 shares of Common Stock outstanding. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of Common Stock are entitled to receive, ratably, any dividends that may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the Company’s liquidation, dissolution or winding up of the Company, holders of our Common Stock are entitled to receive, ratably, the Company’s net assets available after the payment of all debts and other liabilities, and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is currently authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5.0 million shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

As of November 25, 2015, we had two outstanding series of Preferred Stock, the Series B Preferred and the Series C Preferred. Below is a summary of the terms of the Series B Preferred and Series C Preferred. For a full description of the rights and preferences associated with each series of Preferred Stock, please refer to the Series B Certificate of Designation and the Series C Certificate of Designation (each defined below), each available as an exhibit to our filings with the Securities and Exchange Commission (the “SEC”).

Series B Convertible Preferred Stock

In November 2013, the Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) was filed with the Nevada Secretary of State, and subsequently amended and restated in February 2015, in order to designate 2.75 million shares of our Preferred Stock as Series B Preferred. The following summarizes the current rights and preferences of the Series B Preferred:

Rank.  The Series B Preferred ranks senior to our Common Stock, and on parity with the Series C Preferred.

Dividends.  Holders of the Series B Preferred are entitled to receive cumulative dividends at the rate per share of 5% per annum, which dividends are currently payable in either cash or shares of Common Stock.

Voting Rights.  Subject to certain restrictions in the Series B Certificate of Designation, the holders of the Series B Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series B Preferred ($4 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including holders of our Common Stock. If the assets of the Company are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.25 per share (the "Series B Conversion Shares"). The Company has the option to require the conversion of the Series B Preferred into Series B Conversion Shares in the event the daily trading volume of the Company's Common Stock, divided by the closing price, equals at least $250,000 for 20 consecutive trading days and the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series C Convertible Preferred Stock

In February 2015, the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) was first filed with the Nevada Secretary of State, and later amended and restated in March 2015, August 2015 and amended in November 2015, in order to designate 150,000 shares of our preferred stock as Series C Preferred. The following summarizes the current rights and preferences of the Series C Preferred:

Rank.  The Series C Preferred ranks senior to our Common Stock, and on parity with the Series B Preferred.

Voting Rights.  The holders of the Series C Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation.  Upon any Liquidation, the holders of Series C Preferred are entitled to receive out of the  Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series C Preferred ($100 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including the Common Stock. If the Company’s assets are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series C Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series C Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.15 per share (the “Series C Conversion Shares”). The Company has the option to require the conversion of the Series C Preferred into Series C Conversion Shares in the event the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series C Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series C Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Purpose of and Rationale for the Amendment

We are currently authorized to issue a total of 200.0 million shares of Common Stock. Of this amount, 106,352,235 shares of Common Stock were outstanding as of November 25, 2015. In addition to shares of Common Stock issued and outstanding, we are required to reserve sufficient shares of Common Stock for issuance upon conversion or exercise of our outstanding convertible securities, including convertible securities issued in connection with our recent financing activities, as further described below.

On February 18, 2015, we filed Series C Certificate of Designation with the Nevada Secretary of State, designating 50,000 shares of the Company's Preferred Stock as Series C Preferred, which amount was increased by the amendments to the Series C Certificate of Designation filed in March 2015, August 2015 and November 2015. Following the November 2015 amendment to the Series C Certificate of Designation, 150,000 shares of our Preferred Stock were designated as Series C Preferred. Each share of Series C Preferred has a stated value of $100 per share (the “Stated Value”), and is convertible, at the option of each respective holder, into that number of shares of the Common Stock equal to the Stated Value, divided by $0.15 per share (the “Conversion Shares”). The Series C Certificate of Designation also gives the Company the option to require the conversion of the Series C Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

On August 13, 2015, the Company and Red Beard Holdings, LLC, one the Company’s largest stockholders (“Red Beard”), entered into a Securities Purchase Agreement (the “Purchase Agreement”), wherein Red Beard purchased 17,648 shares of Series C Preferred for $113.33 per share over the course of three separate closings between August 13, 2015 and September 15, 2015 (the “Series C Offering”). The Company received aggregate gross proceeds of approximately $2.0 million from the issuance of shares of Series C Preferred under the Purchase Agreement.

Pursuant to the terms and conditions of the Purchase Agreement, Red Beard also received five-year warrants (the “Warrants”) exercisable for $0.17 per share (the “Exercise Price”), to purchase a total of 3,633,411 shares of Common Stock, an amount equal to 35% of (i) the Stated Value of the shares of Series C Preferred issued to Red Beard, divided by (ii) the Exercise Price.

On October 16, 2015, the Company and Red Beard executed an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”), pursuant to which the Company sold to Red Beard an additional 8,823 shares of Series C Preferred for gross proceeds of approximately $1.0 million. As additional consideration for the purchase of the shares of Series C Preferred under the Purchase Agreement Amendment, Red Beard received additional Warrants to purchase approximately 1.81 million shares of the Company’s Common Stock for $0.17 per share.

On November 25, 2015, the Company and Red Beard entered into a Securities Purchase Agreement (the “November Purchase Agreement”) wherein Red Beard, together with any other signatories to the November Purchase Agreement, agreed to purchase up to 30,000 shares of Series C Preferred for $100 per share over the course of three separate closings (the “November Series C Offering”). The Company issued an aggregate total of 10,000 shares of Series C Preferred on November 25, 2015, and anticipates issuing 10,000 shares on or before December 18, 2015 and the remaining 10,000 shares of Preferred Stock on or before January 18, 2016.  As additional consideration for participation in the November Series C Offering, investors will receive five-year warrants, exercisable for $0.15 per share (the "November Warrants" and, together with the Warrants, the "Series C Warrants"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Conversion Shares issuable upon conversion of the Series C Preferred purchased. Accordingly, the Company issued to Red Beard November Warrants to purchase approximately 2.3 million shares of Common Stock.

Additionally, on October 9, 2015, our wholly owned subsidiary, True Drinks, Inc., entered into a bottling agreement (the “Niagara Agreement”) with Niagara Bottling, LLC, a Delaware limited liability company (“Niagara”), pursuant to which Niagara will become the exclusive manufacturer of AquaBall™ Naturally Flavored Water for the next five years. With Niagara, True Drinks will produce an improved “clean label” formulation of AquaBall™, which will remain sugar and calorie free but will eliminate all preservatives from the current formula. We expect to begin delivering this preservative free formulation of AquaBall™ at the beginning of the second quarter of fiscal 2016. Mr. Vincent C. Smith, Manager of Red Beard and the Company’s largest stockholder, executed a personal guaranty of True Drinks’ obligations under the Niagara Agreement (the “Personal Guaranty”). As consideration for Mr. Smith’s execution of the Personal Guaranty, the Company issued to Mr. Smith a five-year warrant (the “Personal Guaranty Warrant”), to purchase 17.5 million shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for $0.188 per share, which exercise price was reduced to $0.17 per share following the issuances to Red Bear pursuant to the Purchase Agreement Amendment.

Although each of these issuances provided us with working capital and assisted us to execute certain components of our business plan, the securities issued to Red Beard and Mr. Smith obligated the Company to reserve shares of Common Stock in excess of the amount authorized under our Articles of Incorporation. As of the Record Date, the Company was obligated to reserve the following shares of Common Stock:

•	21,485,920 shares of Common Stock as Series B Conversion Shares;
•	29,382,000 shares of Common Stock as Series C Conversion Shares;
•	61,383,864 shares of Common Stock reserved for future issuance upon exercise of outstanding warrants, including all issued Series C Warrants and the Personal Guaranty Warrant; and
•	17,093,100 shares of Common Stock, currently reserved for issuance as restricted stock awards under our 2013 Stock Incentive Plan.

Thus, as of the Record Date, a total of 235,697,119 shares of our Common Stock were either issued and outstanding, or reserved for issuance as described above. Such amount exceeded our authorized Common Stock by approximately 35.7 million shares. Moreover, the anti-dilution provisions applicable to outstanding warrants and certain convertible promissory notes provide that the amount of Common Stock issuable upon the conversion or exercise of such securities will be increased under certain circumstances.

As a result, our Board of Directors and stockholders owning a majority of our issued and outstanding voting stock approved the Amendment in order to implement an increase to our authorized shares of Common Stock to 300.0 million so the Company will have sufficient authorized but unissued Common Stock to permit conversion and exercise of all of its currently outstanding securities, including the securities issued to Red Beard and Mr. Smith. Additionally, the increased number of shares of Common Stock will enable us to respond quickly to opportunities to raise capital in public or private offerings. The availability of additional authorized shares will enable our Board of Directors to act with flexibility to issue shares of Common Stock in connection with future financings, strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers, forward stock splits and other favorable opportunities that may arise to enhance our capital structure.

If, however, we do not file the Amendment, we will be in breach of certain covenants of the Purchase Agreement and the November Purchase Agreement, and we will not have sufficient shares of Common Stock to issue upon exercise or conversion of the shares if Series C Preferred issued to Red Beard pursuant to the Purchase Agreement, the Purchase Agreement Amendment, the November Purchase Agreement, the Series C Warrants and the Personal Guaranty Warrant, as well as any other outstanding derivative securities. Moreover, we will be unable to issue any shares of Common Stock, preventing us from taking advantage of any opportunity for addition working capital that requires the issuance of Common Stock.

We believe that the Amendment will provide for a sufficient number of shares of Common to satisfy the Company’s obligations to issue Common Stock, as described herein. Other than as specified above and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, the Company has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law. We reserve the right to seek a further increase in authorized shares, from time to time in the future as appropriate.

Effect on Outstanding Common Stock

The additional shares of Common Stock authorized by the Amendment will have the same privileges as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Articles of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock. The increase to our authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, reduce stockholders' equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

The Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

Although the Amendment is not motivated by anti-takeover concerns and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of our capital stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation and the adoption of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 25, 2015, we had three classes of voting stock outstanding: (i) Common Stock; (ii) Series B Preferred; and (iii) Series C Preferred. The following tables set forth information regarding shares of Series B Preferred, Series C Preferred and Common Stock beneficially owned as of November 25, 2015 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred, Series C Preferred and Common Stock. Percent ownership is calculated based on 1,342,870 shares of Series B Preferred, 44,073 shares of Series C Preferred and 106,352,235 shares Common Stock outstanding at November 25, 2015.

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock (2)(3)	% Ownership of Class (4)
Scot Cohen (5)	135,000	10.05%
Total Officers and Directors (1)	135,000	10.05%

First Bank & Trust as custodian of Ronald L. Chez IRA 820 Church Street Evanston Illinois, 60201	425,000	31.65%
Wolfson Equities LLC 1 State Street Plaza, 29th Floor New York, NY 10004	187,500	13.96%
Joe Kolling 58 Beacon Bay Newport Beach, CA 92660	155,556	11.58%
V3 Capital Partners LLC 20 East 20th Street, Apt. 6 New York, NY 10003	118,750	8.84%

*	Less than 1%.
(1)
Each of the Company’s officers and directors who do not hold shares of Series B Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 18552 MacArthur Blvd., Suite 325, Irvine, CA 92612.

(2)
Subject to the limitations in the Certificate of Designation, each share of Series B Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of March 31, 2015, the Conversion Price was $0.25.

(3)
Pursuant to the Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(5)
Includes 3,750 shares held directly by Mr. Cohen, 118,750 shares held by V3 Capital Partners and 12,500 shares held by the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and is an officer of the Scot Jason Cohen Foundation.

Beneficial Ownership of Series C Preferred

Name and Address (1)	Series C Convertible Preferred Stock	% Ownership of Class (2)
Red Beard Holdings, LLC 2560 East Chapman Avenue #173 Orange, CA 92869	36,471	82.75%
Chris Turoci 974 Sandstone Dr. Glendora, CA 91740	4,500	10.21%

*	Less than 1%.
(1)	Each of the Company’s directors and officers was excluded from this table, as none of our officers or directors hold shares of Series C Preferred.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Number of Shares (1)	% Ownership of Class (2)
Lance Leonard President, Chief Executive Officer and Director	3,548,414	3.34%
Daniel Kerker Chief Financial Officer, Treasurer and Secretary	2,139,594	2.01%
Kevin Sherman Chief Marketing Officer	2,032,995	1.91%
Ramona Cappello Chairman	–	*
Scot Cohen (3) Director	3,363,697	3.08%
Neil LeVecke Director	–	*
Total officers and directors (4)	11,084,700	10.14%
Vincent C. Smith (5) 2560 East Chapman Avenue #173 Orange, CA 92869	112,378,019	65.32%
Vincent C. Smith Annuity Trust 2015-1 (6) 2560 East Chapman Avenue #173 Orange, CA 92869	60,300,000	49.4%
Red Beard Holdings, LLC (7) 2560 East Chapman Avenue #173 Orange, CA 92869	32,097,245	23.35%
First Bank & Trust as custodian of Ronald L. Chez IRA (8) 820 Church Street Evanston Illinois, 60201	8,783,335	7.63%
Chris Turoci (9) 974 Sandstone Dr. Glendora, CA 91740	7,090,697	6.33%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to warrants, options or other derivative securities that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of November 25, 2015.

(2)
Percentages are rounded to nearest one-hundredth of one percent. Percentages are based on 106,352,235 shares of Common Stock outstanding. Warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)
Comprised of 427,864 shares held of record, 60,000 shares issuable upon conversion of 3,750 shares of Series B Preferred, 1,900,000 shares issuable upon conversion of 118,750 shares of Series B Preferred held by V3 Capital Partners, 700,000 shares issuable upon exercise of warrants held by V3 Capital Partners, 200,000 shares issuable upon conversion of 12,500 shares of Series B Preferred held by the Scot Jason Cohen Foundation and 58,334 shares issuable upon exercise of warrants held by the Scot Jason Cohen Foundation each of which are exercisable within 60 days of November 25, 2015.

Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation.

(4)
Comprised of 8,148,867 shares of Common Stock held of record and an aggregate total of 1,935,833 shares issuable pursuant to certain derivative securities (as described above) each of which are exercisable within 60 days of November 25, 2015.

(5)
Based on Company records and ownership information from Amendment No. 3 to Schedule 13D filed by Vincent C. Smith on November 4, 2015. Mr. Smith is the trustee for the Vincent C. Smith Annuity Trust 2015-1 (the “Smith Trust”) and manager of Red Beard Holdings, LLC (“Red Beard”). As such, Mr. Smith has voting and/or dispositive power and may be deemed to be the beneficial owner of the securities held by each of these entities. In addition to the securities held by the Smith Trust and Red Beard, shares held by Mr. Smith include 17,500,000 shares issuable upon exercise of warrants, presently exercisable within 60 days of November 25, 2015, and 1,459,329 shares held by LB 2, LLC, an entity managed by Mr. Smith.

(6)
Based on ownership information from Amendment No. 3 to Schedule 13D filed by Vincent C. Smith on November 4, 2015. Includes 15,633,333 shares issuable upon exercise of warrants, which warrants are exercisable within 60 days of November 25, 2015.

Mr. Vincent C. Smith is the trustee of the Smith Trust, and has voting and/or dispositive power over the shares.

(7)
Based on Company records and ownership information from Amendment No. 3 to Schedule 13D filed by Vincent C. Smith on November 4, 2015. Includes 24,314,000 shares issuable upon conversion of 36,471 shares of Series C Preferred and 7,783,245 shares issuable upon exercise of warrants, each of which are exercisable within 60 days of November 25, 2015.

Mr. Vincent C. Smith is a manager of Red Beard Holdings, LLC, and has voting and/or dispositive power over the shares.

(8)
Based on ownership information from Amendment No. 1 to Schedule 13D filed by Individual Retirement Accounts for the benefit of Ronald L. Chez, Ronald L. Chez Individually and the Chez Family Foundation. Includes 6,800,000 shares issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable upon exercise of warrants, each of which are exercisable within 60 days of November 25, 2015.

(9)
Comprised of 1,462,697 shares held of record, 3,480,000 shares issuable upon conversion of 5,220 shares of Series C Preferred, 720,000 shares issuable upon conversion of 45,000 shares of Series B Preferred and 1,428,000 shares issuable upon exercise of warrants, each of which are exercisable within 60 days of November 25, 2015.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TRUE DRINKS HOLDINGS, INC.

         True Drinks Holdings, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation (the "Articles of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article III, Section 1 of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“Authorized Shares of Common Stock. The aggregate number of shares of stock which the corporation shall have authority to issue is 300,000,000 shares of $0.001 par value Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statutes. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this __th day of _________, 2015.

By:
__________________________________
Name:	Lance Leonard
Title:	Chief Executive Officer

A-1